Exhibit 5.3

CLIFFORD CHANCE

SOCIETE EN COMMANDITE SIMPLE,

INSCRITE AU BARREAU DE LUXEMBOURG

10 BOULEVARD G.D. CHARLOTTE

B.P. 1147

L-1011 LUXEMBOURG

GRAND-DUCHÉ DE LUXEMBOURG

TEL +352 48 50 50 1

FAX +352 48 13 85

www.cliffordchance.com

15 SEPTEMBER 2017

CLIFFORD CHANCE OPINION LETTER

(LUXEMBOURG LAW)

GUARANTEE OF USD 700,000,000 3.103 PER CENT.

GUARANTEED NOTES DUE 2027 AND OF USD

300,000,000 3.915 PER CENT. GUARANTEED NOTES

DUE 2047 ISSUED BY EATON CORPORATION

- i -

Our reference: 80-40652638

steve.jacoby@cliffordchance.com

15 September 2017

To:

Eaton Controls (Luxembourg S.à r.l.

12, rue Eugène Ruppert,

L-2453 Luxembourg,

Grand Duchy of Luxembourg

Eaton Technologies (Luxembourg) S.à r.l.

12, rue Eugène Ruppert,

L-2453 Luxembourg,

Grand Duchy of Luxembourg

Cooper Offshore Holdings S.à r.l.

12, rue Eugène Ruppert,

L-2453 Luxembourg,

Grand Duchy of Luxembourg

(together the “Addressees”)

Dear Sirs

Guarantee of USD 700,000,000 3.103 per cent. guaranteed notes due 2027 and of USD 300,000,000 3.915 per cent. guaranteed notes due 2047 issued by Eaton Corporation

We have acted as Luxembourg legal advisers of Eaton Corporation in connection with the guarantee of USD 700,000,000 3.103 per cent. guaranteed notes due 2027 and of USD 300,000,000 3.915 per cent. guaranteed notes due 2047 issued by Eaton Corporation (the

“Securities” and the “Transaction”, respectively). The offer and sale of the Securities is being made pursuant to Eaton Corporation’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on 26 February 2015. The Registration Statement includes a prospectus dated 26 February 2015, as supplemented by the prospectus supplement dated 6 September 2017 (the “Prospectus Supplement”).

1.	INTRODUCTION

1.1	Transaction Documents

The opinions given in this opinion letter (the “Opinion Letter”) relate to the following documents entered into in connection with the Transaction (the “Transaction Documents”):

1.1.1	A New York State law governed indenture in relation to the Securities dated 15 September 2017 and entered into between Eaton Corporation, Eaton Corporation PLC, certain other companies in the Group as guarantors, among them the Luxembourg Obligors as further defined below, and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Indenture”).

1.1.2	A New York State law governed underwriting agreement, including the terms agreement in relation to the Securities dated 6 September 2017 and entered into between Eaton Corporation, Eaton Corporation PLC, certain other companies in the Group as guarantors, among them the Luxembourg Obligors as further defined below, (the “Underwriting Agreement”).

1.2	Defined terms and Interpretation

Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3	Legal review

We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

1.4	Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5	Assumptions and Reservations

The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

Each Luxembourg Obligor is a company incorporated and validly existing in Luxembourg as a société à responsabilité limitée.

2.2	Capacity and Authorisation

2.2.1	Each Luxembourg Obligor has the capacity and power to enter into each of the Transaction Documents to which it is a party and to perform its obligations under those Transaction Documents.

2.2.2	All necessary corporate action has been taken to enable the Luxembourg Obligors validly to enter into and to perform their obligations under the Transaction Documents to which they are a party.

2.3	Due execution

If the Transaction Documents have been executed on behalf of each Luxembourg Obligor by one of its Authorised Signatories, each of the Luxembourg Obligors has duly executed the Transaction Documents to which it is a party.

2.4	No conflict

Neither the entry by each Luxembourg Obligor into the Transaction Documents to which it is a party nor the performance by each Luxembourg Obligor of its obligations under those Transaction Documents constitute a violation of its Constitutional Documents and the provisions of the Law on Commercial Companies applicable to it.

2.5	Governing law

The choice of the governing law expressed in the Transaction Documents will be recognised and given effect by the courts of Luxembourg (i) where the choice relates to contractual obligations, in accordance with, and subject to the provisions of the Rome I Regulation and (ii) if and to the extent the choice relates to non-contractual obligations in accordance with, and subject to the provisions of the Rome II Regulation and, in each case, in accordance with and subject to, the corresponding Luxembourg procedural and substantive law.

2.6	Jurisdiction

The submission by the Luxembourg Obligors to the jurisdiction of the Relevant Courts contained in the Transaction Documents is valid and binding (upon its terms) and a final judgment obtained in the Relevant Courts on or in respect of the Transaction Documents will be recognised and enforced by the courts of

Luxembourg in accordance with general provisions of Luxembourg procedural law for the enforcement of foreign judgments originating from countries which are not bound by Regulation 1215/2012 and which are not parties to the Lugano Convention. Pursuant to such rules, a Relevant Judgment would not directly be enforceable in Luxembourg. However, a Party who obtains a Relevant Judgment may initiate enforcement proceedings in Luxembourg (exequatur), by requesting the enforcement of such Relevant Judgment from the District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the Luxembourg New Code of Civil Procedure. The District Court will authorise the enforcement in Luxembourg of the Relevant Judgment without re-examination of the merits, if it is satisfied that the following conditions are met:

(a)	the Relevant Judgment is enforceable (exécutoire) in the respective jurisdiction of the Relevant Courts;

(b)	the assumption of jurisdiction (compétence) of the Relevant Courts is founded according to Luxembourg private international law rules;

(c)	the Relevant Court has acted in accordance with its own procedural rules and has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

(d)	the principles of fair trial and due process have been complied with and in particular the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, to present a defence; and

(e)	the Relevant Judgment does not contravene Luxembourg public policy and has not been obtained fraudulently.

2.7	No further corporate acts

No further corporate acts or conditions are required by Luxembourg law to be done, fulfilled and performed in order to enable the Luxembourg Obligors lawfully to enter into the Transaction Documents to which they are a party.

2.8	No consents

No consents, authorizations, licences, approvals or registrations are required from any governmental or prudential authorities in Luxembourg to enable each Luxembourg Obligor lawfully to enter into the Transaction Documents and to perform the obligations expressed to be assumed therein.

2.9	Immunity

In any proceedings taken in Luxembourg in relation to the Transaction Documents, the Luxembourg Obligors will not be entitled to claim general immunity from suit or enforcement.

3.	NO INSOLVENCY PROCEEDINGS

According to the Negative Certificates, no Judicial Decision opening Judicial Proceedings against any of the Luxembourg Obligors has been registered with the RCS on the date stated therein. The Negative Certificates do not indicate whether a Judicial Decision has been taken or a Judicial Proceeding has been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Judicial Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Negative Certificates are not conclusive as to the opening and existence or not of Judicial Decisions or Judicial Proceedings and should not be relied upon as such. The Negative Certificates do, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

4.	SCOPE OF OPINION

We have not been responsible for advising any party to the Transaction other than Eaton Corporation and the delivery of this Opinion Letter to any person other than Eaton Corporation does not evidence an existence of any such advisory duty on our behalf to such person.

We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them.

Except in as far as the entry by the Luxembourg Obligors into and the performance by the Luxembourg Obligors of their obligations under the Transaction Documents is concerned, we express no opinion on any applicable licensing or similar requirements other than as mentioned in paragraph 2.8 (No consents).

We express no opinion on the applicability of the Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories or any delegated or implementing regulations (together the “EMIR Regulations”), or of Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse and amending Regulation (EU) No 648/2012 or implementing regulations (“SFTR Regulations”) or any obligations arising for the parties pursuant to each of the EMIR Regulations and the SFTR Regulations.

This Opinion Letter does not contain any undertaking to update it or to inform the Addressees of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

In this Opinion Letter we do not analyse the question of whether the Transaction Documents create legal, valid and enforceable obligations of any Party.

5.	ADDRESSEES AND PURPOSE

We hereby consent to the filing of this Opinion Letter with the Securities and Exchange Commission (SEC) as an exhibit to Eaton Corporation’s Current Report on Form 8-K to be filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, or the rules and regulations of the SEC.

Yours faithfully,

CLIFFORD CHANCE

/s/ Steve Jacoby

Steve Jacoby*

Avocat à la Cour

*	The undersigned is acting as manager of Clifford Chance GP, the general partner of Clifford Chance.

SCHEDULE 1

DEFINITIONS

“Authorised Signatories” means, in respect of each Luxembourg Obligor, the persons defined as such under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Board Resolutions” means, in respect of each Luxembourg Obligor, the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Constitutional Documents” means, in respect of each Luxembourg Obligor, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 of Schedule 3 (Documents).

“Directive 2006/43/EC” means Directive 2006/43/EC of the European Parliament and of the Council of 17 May 2006 on statutory audits of annual accounts and consolidated accounts, as amended.

“Eaton Corporation” means Eaton Corporation, a corporation duly organised and existing under the laws of Ohio, having its registered address at 1000 Eaton Blvd., Cleveland, OH 44122, United States.

“Excerpts” means all of the excerpts listed under the headings Excerpts in paragraph 2 of Schedule 3 (Documents).

“Judicial Decision” means any judicial decision opening Judicial Proceedings.

“Judicial Proceedings” means one of the judicial proceedings referred to in article 13, items 2 to 11 of the RCS Law, including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Lugano Convention” means the Lugano Convention of 30 October 2007 on jurisdiction and enforcement of judgments in civil and commercial matters.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Obligors” means each of the companies specified in Schedule 2 (Luxembourg Obligors).

“Mémorial C” means the Luxembourg official gazette, Mémorial C, Recueil des Sociétés et Associations.

“Negative Certificates” means all negative certificates listed under the heading Negative Certificates in paragraph 2 of Schedule 3 (Documents).

“Other Party” means each party to the Transaction Documents other than the Luxembourg Obligors.

“Parties” means all of the parties to the Transaction Documents.

“Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading, as amended from time to time.

“Prospectus Law” means the Luxembourg law dated 10 July 2005 on prospectus for securities, as amended from time to time, and implementing the Prospectus Directive.

“RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“Regulation 1215/2012” means Regulation (EU) No 1215/2012 of the European Parliament and of the Council of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (recast).

“Regulation 537/2014” means Regulation (EU) No 537/2014 of the European Parliament and of the Council of 16 April 2014 on specific requirements regarding statutory audit of public-interest entities.

“Regulation 2015/848” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Relevant Courts” means the state and federal courts in the County and City of New York.

“Relevant Judgment” means an enforceable judgment rendered by a Relevant Court.

“RESA” means the central electronic platform of official publication for companies and associations (Recueil électronique des sociétés et associations).

“Rome I Regulation” means Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

“Rome II Regulation” means Council Regulation (EC) No 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations.

“Securities” means the USD 700,000,000 3.103 per cent. guaranteed notes due 2027 and the USD300,000,000 3.915 per cent. guaranteed notes due 2047 issued by Eaton Corporation.

SCHEDULE 2

LUXEMBOURG OBLIGORS

Eaton Controls (Luxembourg) S.à r.l., a société à responsabilité limitée, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, registered with the RCS under number B 9.145 (“Eaton Controls”).

Eaton Technologies (Luxembourg) S.à r.l., a société à responsabilité limitée having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg registered with the RCS under number B 172.818 (“Eaton Technologies”).

Cooper Offshore Holdings S.à r.l., a société à responsabilité limitée having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg registered with the RCS under number B 183.444 (“Cooper Offshore Holdings”).

SCHEDULE 3

DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.	TRANSACTION DOCUMENTS

(a)	Executed copies of each of the Transaction Documents.

2.	CORPORATE DOCUMENTS

2.1	Relating to Eaton Controls:

(a)	Constitutional Documents

A copy of its coordinated articles of association dated 30 December 2013.

(b)	Board Resolutions

A copy of the minutes of the meeting of its board of managers held on 11 October 2016 and during which its board of managers has adopted resolutions for the purpose of allowing the granting of guarantees for debt obligations of any member of the Eaton Group to which it is a party and authorising each of its managers, acting individually (the “Authorised Signatories”) to execute the documents required for that purpose on its behalf.

(c)	Excerpt

An excerpt from the RCS dated 15 September 2017.

(d)	Negative Certificate

A certificate from the RCS dated 15 September 2017 stating that as of 14 September 2017, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which Eaton Controls would be subject to Judicial Proceedings.

2.2	Relating to Eaton Technologies:

(a)	Constitutional Documents

A copy of its coordinated articles of association dated 11 October 2013.

(b)	Board Resolutions

A copy of the minutes of the meeting of its board of managers held on 11 October 2016 and during which its board of managers has adopted resolutions for the purpose of allowing the granting of guarantees for debt obligations of any member of the Eaton Group to which it is a party and authorising each of its managers, acting individually (the “Authorised Signatories”) to execute the documents required for that purpose on its behalf.

(c)	Excerpt

An excerpt from the RCS dated 15 September 2017.

(d)	Negative Certificate

A certificate from the RCS dated 15 September 2017 stating that as of 14 September 2017, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which Eaton Technologies would be subject to Judicial Proceedings.

2.3	Relating to Cooper Offshore Holdings:

(a)	Constitutional Documents

A copy of a notarial deed dated 28 December 2013 and containing its restated articles of association.

(b)	Board Resolutions

A copy of the minutes of the meeting of its board of managers held on 11 October 2016 and during which its board of managers has adopted resolutions for the purpose of allowing the granting of guarantees for debt obligations of any member of the Eaton Group to which it is a party and authorising each of its managers, acting individually (the “Authorised Signatories”) to execute the documents required for that purpose on its behalf.

(c)	Excerpt

An excerpt from the RCS dated 15 September 2017.

(d)	Negative Certificate

A certificate from the RCS dated 15 September 2017 stating that as of 14 September 2017, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which Cooper Offshore Holdings would be subject to Judicial Proceedings.

SCHEDULE 4

ASSUMPTIONS

The opinions expressed in this Opinion Letter have been made on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transaction Documents have been entered into and for any time period in between such dates.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	The legal capacity of all managers and any other authorised signatories.

(c)	Any Transaction Document listed in Schedule 3 (Documents) has been executed on the date specified in that document by all parties to it.

(d)	The Transaction Documents have been executed in the form of the execution copies reviewed by us.

(e)	The Transaction Documents have in fact been signed on behalf of the Luxembourg Obligors by one of their relevant Authorised Signatories.

2.	OTHER PARTIES

(a)	Each Other Party is duly incorporated or organised and validly existing.

(b)	Each Other Party has validly entered into the Transaction Documents to which it is a party.

3.	FOREIGN LAWS

(a)	All obligations under the Transaction Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws, most notably the expressed governing law, and the choice of such governing law is valid and enforceable as a matter of that governing law and all other laws, and there is no provision of the laws of any relevant jurisdiction that would have a bearing on the foregoing.

(b)	Any choice of jurisdiction, other than a choice of the courts of Luxembourg, is legal, valid, binding and enforceable as a matter of the law governing the relevant clause, the laws of the jurisdiction of the designated courts and all other relevant laws.

(c)	All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction (other than Luxembourg but only to the extent opined herein) have been duly fulfilled, performed and effected.

(d)	There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

4.	SECURITY

No security interest is created or purported to be created under the Transaction Documents over assets located in Luxembourg.

5.	CORPORATE MATTERS

(a)	There have been no amendments to the Constitutional Documents.

(b)	The Excerpts are true, accurate and up to date both on the date of this Opinion Letter and on the date on which the Board Resolutions have been adopted.

(c)	The Negative Certificates are correct and up-to-date and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(d)	All statements made therein are true, accurate and up-to-date.

(e)	The Board Resolutions, including the powers granted therein, have not been amended or rescinded and are in full force and effect.

(f)	None of the Luxembourg Obligors is subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law, in this respect, and to the extent relevant, we refer you to the Negative Certificates as set out in item 3. of this Opinion Letter (No Insolvency Proceedings).

(g)	The place of the central administration (siège de l’administration centrale or siège de direction effective) and the centre of main interests of each Luxembourg Obligor is located at its registered office (siège statutaire) in Luxembourg and no Luxembourg Obligor has an establishment outside Luxembourg (each such terms as defined respectively in the Regulation 2015/848 or domestic Luxembourg law).

(h)	The entry into, the execution of and the performance under the Transaction Documents is in the corporate interest of the Luxembourg Obligors.

(i)	The Parties entered into the Transaction Documents with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

(j)	The aggregate amount of guarantees to be granted for the debt obligations of any member of the Eaton Group (being in aggregate at any point in time USD 5 billion) is not exceeded for each of the Luxembourg Obligors respectively by the guarantee granted under the Transaction Documents.

6.	NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes any of the Transaction Documents.

SCHEDULE 5

RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

(a)	The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, resolution, administration, reconstruction or other laws affecting the enforcement of creditors’ rights generally.

(b)	Any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Luxembourg Obligors (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Luxembourg Obligors’ bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Luxembourg Obligors entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances).

2.	CORPORATE MATTERS

(a)	By application of Article 203 of the Law on Commercial Companies, a company not respecting any provision of Luxembourg criminal law or which seriously contravenes any provision of the Luxembourg commercial code or any other Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.

(b)	The Constitutional Documents (as well as any other documents relating to the Luxembourg Obligors the publication of which is required by law) will only be enforceable against third parties after they have been published in the Mémorial C or the RESA (as the case may be), except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

(c)	Any provision in any of the Transaction Documents which constitutes, or purports to constitute, a restriction on the choice of auditor of a Luxembourg

Obligor by its shareholders or members may contravene the requirements of Directive 2006/43/EC and Regulation 537/2014 and may therefore become null and void.

3.	GOVERNING LAW

(a)	The Luxembourg courts would not apply a chosen foreign law if:

(i)	the choice was not made bona fide, or

(ii)	the foreign law was not pleaded and proved, or

(iii)	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order.

(b)	A Luxembourg court may refuse to apply the chosen governing law in the following cases:

(i)	where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in a country other than the country of the chosen governing law, to the extent the Parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply;

(ii)	where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in one or more Member States of the European Union and where the chosen law is not the one of a Member State, it may apply the provisions of EU law, where appropriate as implemented in Luxembourg, which cannot be derogated from by agreement;

(iii)	if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Transaction Documents have to be or have been performed, render the performance of the Transaction Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application;

(iv)	regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place; or

(v)	if a Party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 2015/848.

(c)	We express no opinion on any choice of law provisions in the Transaction Documents relating to contractual obligations that do not fall within the scope of the Rome I Regulation and to non-contractual obligations that do not fall within the scope of the Rome II Regulation.

4.	JURISDICTION

(a)	A Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere.

(b)	Designation of jurisdiction of courts in the interest of one Party or one group of Parties only will not prevent those Parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

(c)	The president of a competent court in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (référé) or a permission to levy a prejudgment attachment (autorisation de saisie-arrêt conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law (as applicable pursuant to Regulation 1215/2012 or the Lugano Convention), in connection with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of the courts of other countries, and such action would be governed by Luxembourg law.

(d)	Jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims.

5.	OTHER MATTERS

(a)

A contractual provision allowing the service of process against the Luxembourg Obligors or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Luxembourg Obligors in accordance with applicable laws at their registered office. A provision allowing any other party to appoint a replacement process agent instead of the Luxembourg Obligors would most likely not be enforceable in or the effects thereof recognised by a Luxembourg court.

(b)	We express no opinion on any notification obligation to the Banque Centrale de Luxembourg for statistical purposes which may arise from any payments under the Transaction Documents.

(c)	Any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by or on behalf of a Luxembourg Obligor may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of a Luxembourg Obligor under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

(d)	All rights and obligations arising under the Transaction Documents involving (i) the government of any country which is currently the subject of United Nations, the European Union or any other applicable sanctions (an “Affected Country”), (ii) any person or body resident in, incorporated in or constituted under the laws of any Affected Country, (iii) any person or body controlled by any of the foregoing, (iv) any person or body exercising public functions in any Affected Country or (v) any person or body being itself subject of United Nations, the European Union or any other applicable sanctions may be subject to restrictions pursuant to such sanctions as implemented in Luxembourg law or applicable or applied in Luxembourg.

(e)	A severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause.

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